Exhibit 99.1

FOR IMMEDIATE RELEASE

Earth Search Sciences Files Schedule 13E-3 and Announces Plan to Go Private

Kalispell, MT – January 11, 2016 – Earth Search Sciences, Inc. (OTCQB: ESSE, www.earthsearch.com), the majority shareholder of General Synfuels International, Inc. (“GSI”) which is developing a technology to extract oil and gas from oil shale, announced its intentions today to become a private company. The Company will go private with no significant change in ownership and no change in control.

The Company is going private because the Company believes it will facilitate institutional financing of its subsidiary, GSI, and because it believes the costs associated with being a fully reporting, compliant public company in the U.S. is not justified by the benefits for a company which is not yet producing revenue. In addition, starting in 2016 the costs of being a public company will increase. By going private, the Company will be able to invest these cost savings back into the business, which will allow the Company and GSI to focus on developing its technology and testing.

“We analyzed our business model, where we are going, and what was most important to our shareholders and to future investors,” stated Larry Vance, chief executive officer. “The Company has historically been spending an average of $100,000 annually in order to be a public company, and those costs are only going to increase in 2016 and every year thereafter. We decided we could better serve our shareholders by using these cost savings to invest in our business. We believe this money can be better used to develop, test, and expand our technology.”

Mr. Vance continued, “It was imperative to create a plan that treats all shareholders the same, is fair and equitable, and is in the best interest of the shareholders and the company moving forward.”

The plan has been approved by the Earth Search Sciences Board of Directors and is fully disclosed in the SEC Schedule 13E-3 filing, which is available at www.sec.gov. This timing and execution of the plan is subject to regulatory and other approvals. The company believes that it can receive the necessary approvals and meet the requirements to become a private company by the second quarter of 2016.

Safe Harbor Statement:
The matters discussed in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements about the Company’s prospects for future growth and results of operations are forward-looking statements. The comments made by the Company's senior management in regards to future revenue and results are based on current expectations and involve risks and uncertainties that may adversely affect expected results.

# # #
Company Contact
Charles Bridge
Earth Search Sciences, Inc.
Phone: (617) 319-6303
cbridge@gsienergy.com